EXHIBIT 10.5

SECOND AMENDMENT TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”), is made this 3rd day of November, 2006, between EQUITY ONE, INC., a Maryland corporation (the “Company” or “Employer”) and Doron Valero (the “Employee”).

The Company and the Employee have heretofore entered into an Amended and Restated Employment Agreement dated as of July 26, 2002, as amended by that certain First Amendment to Amended and Restated Employment Agreement dated September 1, 2003 (the “Agreement”) (capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement). The Employer and Employee have agreed that the Employee will resign from his positions as Director, President and Chief Operating Officer on the date hereof, but shall continue as an employee of the Company under the Agreement, as modified by the terms and conditions hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. Amendments. Effective as of the date hereof, the Agreement shall be amended as follows:

(a) Section 2 of the Agreement shall be amended in its entirety to read as follows:

“From the Effective Date through midnight on November 2, 2006, the Employee is engaged to act as President and Chief Operating Officer of the Employer and shall report to the Chairman of the Board and Chief Executive Officer of the Employer. Subject to the authority of the Board of Directors and the Chairman of the Board, the Employee shall be in charge of the day-to-day operations of the Employer’s business and shall have full authority and responsibility for supervising and managing the Employer’s properties. His powers shall include the authority to hire and fire personnel, after consultation with the Chairman of the Board and Chief Executive Officer. In addition, the Employee shall have such other duties as may from time to time be reasonably assigned to him by the Board of Directors and Chairman of the Board and Chief Executive Officer. Commencing November 3, 2006 until the end of the term hereof, the Employee shall serve as Operations Advisor for the Company and shall report to the Chairman of the Board of the Employer and shall have such duties as may be reasonably assigned to him by the Chairman of the Board.”

(b) Section 5 of the Agreement shall be amended by adding the following clause at the end of such section:

“Employee shall have the right to exercise all vested options within the six (6) month period immediately following Employee’s termination of employment (including following the expiration of the term of the Agreement), provided, however, that in the event Employee voluntarily terminates Employee’s employment, or the Company terminates Employee’s employment for Cause, Employee shall only have ninety (90) days following termination of employment to exercise Employee’s options. In addition, subject to the execution of the release attached hereto as Exhibit A, all unvested restricted stock and options shall vest upon the expiration of the term hereof.”

(c) The Agreement shall be additionally modified by adding the following provision at the end thereof:

“27. Non-Disparagement. Employee covenants and agrees, both during and after the term of the Agreement, that he shall not make any comments that could be construed as negative concerning the Employer or any of the its affiliates to any individual or entity, including but not limited to, stockholders, tenants, employees, vendors or financial or credit institutions.”

2. Acknowledgment of Non-Renewal. The parties hereto acknowledge that the Employee properly gave notice of his intent not to renew the Agreement pursuant to Section 1 thereof on August 4, 2006 and has contemporaneously herewith resigned from his positions as a Director, President and Chief Operating Officer of the Company, none of which actions shall be deemed as a “voluntary resignation” or other termination of the Agreement, which shall, except as otherwise expressly modified by the terms and provisions of this Amendment, remain in full force and effect, and is hereby in all respects confirmed and ratified by the parties hereto.

3. Effective Date. This Amendment shall be effective upon its execution by the Company and the Employee.

4. Counterparts. This Amendment may be executed in counterparts and by different parties hereto in separate counterparts each of which, when so executed and delivered, shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.

5. References to Agreement. From and after the effective date hereof, each reference in the Agreement to “this Agreement,” “hereto,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement as modified and amended by this Amendment.

IN WITNESS WHEREOF, the Company and the Employee have executed this Second Amendment to Amended and Restated Employment Agreement as of the date first written above.

THE COMPANY:

EQUITY ONE, INC

By:      /s/ CHAIM KATMAN
Chaim Katzman
Chairman and Chief Executive Officer

    THE EMPLOYEE:

                                                      /s/ DORON VALERO
          Doron Valero